Exhibit 12.1

QUANTUM CORPORATION
STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

	For the year ended March 31,
(dollars in thousands)	2017	2016	2015	2014	2013
Income (loss) from continuing operations before income taxes	$4,757	$(73,500)	$17,478	$(20,257)	$(51,018)
Add fixed charges	10,313	9,039	12,079	13,145	12,078
Earnings (as defined)	$15,070	$(64,461)	$29,557	$(7,112)	$(38,940)
Fixed charges:
Interest expense	$7,953	$6,893	$9,755	$9,754	$8,342
Amortization of debt issuance costs	(i), (ii)	(i), (iii)	(i), (iv)	(i)	(i)
Estimated interest component of rent expenses	2,360	2,146	2,324	3,391	3,736
Total fixed charges	$10,313	$9,039	$12,079	$13,145	$12,078
Ratio of earnings to fixed charges (v)	n/a	n/a	—	n/a	n/a

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(i)	In all years presented, the amortization of debt issuance costs is included in interest expense.

(ii)
Interest expense for fiscal 2017 in this table is comprised of: (a) $8.0 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations.

(iii)
Interest expense for fiscal 2016 in this table is comprised of: (a) $6.8 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $0.1 million of debt issuance costs written off related to the $81.0 million of 3.50% subordinated convertible notes purchased in fiscal 2016. The $0.1 million debt issuance costs written off are included in the loss on debt extinguishment in the Consolidated Statements of Operations for fiscal 2016.

(iv)
Interest expense for fiscal 2015 in this table is comprised of: (a) $9.5 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $0.3 million of debt issuance costs written off related to the $50 million of 3.50% subordinated convertible notes purchased in fiscal 2015. The $0.3 million debt issuance costs written off are included in the loss on debt extinguishment in the Consolidated Statements of Operations for fiscal 2015.

(v)	Earnings, as defined, were insufficient to cover fixed charges by $4.8 million, $73.5 million, $20.3 million and $51.0 million for fiscal years 2017, 2016, 2014 and 2013, respectively.